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                                       INDIVIDUAL RETIREMENT ANNUITY ENDORSEMENT

The Contract to which this Endorsement is attached is amended as specified below to qualify as an Individual Retirement Annuity ("IRA") under Section 408(b) of the Internal Revenue Code of 1986, as amended (the "IRC"). Where the provisions of this Endorsement are inconsistent with the provisions of the Contract, including the provisions of any other endorsements or riders issued with the Contract, the provisions of this Endorsement will control.

Owner and Annuitant

     1. The Owner must be one natural person who is the sole Owner of the Contract and the Annuitant. A Joint Owner cannot be named. Except as otherwise permitted under Section 7 of this Endorsement, and otherwise permitted under applicable federal tax law, neither the Owner nor the Annuitant may be changed. Also, all payments made from the Contract while the Owner is alive must be made to the Owner. All distributions under an Annuity Option or Annuity Income Payment Plan (referred to herein as an "Annuity Option") for a Joint and Survivor Life Annuity that are made after the Owner's death and while the Co-Annuitant is alive must be made to the Co-Annuitant.

Nontransferable and Nonforfeitable

     2. The Contract is established for the exclusive benefit of the Owner or his or her beneficiaries. If this is an inherited IRA (within the meaning of IRC Section 408(d)(3)(C)) maintained for the benefit of a designated beneficiary of a deceased Owner, references in this endorsement to "Owner" mean the deceased Owner. The Owner's interest under the Contract is nontransferable, and except as provided by applicable federal tax law, is nonforfeitable.

Maximum Payments

     3. A premium or Payment permitted under the Contract may not include any amounts other than a rollover contribution (as permitted by IRC Sections 402(c), 402(e)(6), 403(a)(4), 403(b)(8), 403(b)(10),
          408(d)(3) and 457(e)(16)), a nontaxable transfer from an individual retirement plan under IRC Section 7701(a)(37), a contribution made in accordance with the terms of a Simplified Employee Pension as described in IRC Section 408(k), and a contribution in cash not to exceed the amount permitted under IRC Sections 219(b) and 408(b), (or such other amount as is provided by applicable federal tax law). In particular, unless otherwise provided by applicable federal tax law:

          A. The total cash contributions shall not exceed the "deductible amount" defined in IRC Section 219(b)(5) ($5,000 for any taxable year beginning in 2008 and years thereafter, subject to an adjustment by the Secretary of the Treasury for cost-of-living increases under IRC Section 219(b)(5)(D), such adjustments to be in multiples of $500).

          B. In the case of an individual who is 50 or older, the annual cash contribution limit is increased by $1,000 for any taxable year beginning in 2006 and years thereafter.

          C. In addition to the amounts described in paragraphs A and B above, an individual may make additional contributions specifically authorized by statute such as repayments of qualified reservist distributions, repayments of certain plan distributions made on account of federally declared disaster and certain amounts received in connection with the Exxon Valdez litigation.

          D. If this is an inherited IRA described in IRC section 408(d)(3)(C), no contributions will be accepted.

No contribution will be accepted under a SIMPLE IRA plan established by any employer pursuant to IRC Section 408(p). No transfer or rollover of funds attributable to contributions made by a particular employer under its SIMPLE IRA plan will be accepted from a SIMPLE IRA, that is, an individual retirement account under IRC Section 408(a) or an individual retirement annuity under IRC
Section 408(b) used in conjunction with a SIMPLE IRA plan, prior to the expiration of the two-year period beginning on the date the Owner first participated in that employer's SIMPLE IRA plan.


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Required Distributions Generally

     4. Notwithstanding any provision of the Contract to the contrary, the distribution of the Owner's interest in the Contract shall be made in accordance with the requirements of IRC Sections 401(a)(9) and 408(b)(3) and the regulations thereunder, the provisions of which are herein incorporated by reference. If distributions are not made in the form of an annuity on an irrevocable basis (except for acceleration), then distribution of the interest in the Contract (as determined under paragraph (f) of Section 7 of this Endorsement) must satisfy the requirements of IRC Section 408(b)(3) and the regulations thereunder, rather than Section 6 and paragraphs (a) through (g) of Section 7 of this Endorsement.

Required Beginning Date

     5. As used in this Endorsement, the term "required beginning date" means April 1 of the calendar year following the calendar year in which the Owner attains age 70 1/2, or such later date as is provided by applicable federal tax law.

Distributions During Owner's Life

     6. (a) Unless otherwise permitted under applicable federal tax law, the Owner's entire interest will commence to be distributed no later than the required beginning date over (i) the life of the Owner or the lives of the Owner and his or her designated beneficiary (within the meaning of IRC Section 401(a)(9)), or (ii) a period certain not extending beyond the life expectancy of the Owner, or joint life and last survivor expectancy of the Owner and his or her designated beneficiary.

          (b) If the Owner's interest is to be distributed over a period greater than one year, the amount to be distributed by December 31 of each year (including the year in which the required beginning date occurs) shall be determined in accordance with the requirements of IRC Section 401(a)(9) and the regulations thereunder. Payments must be made in periodic payments at intervals of no longer than one year. Unless otherwise provided by applicable federal tax law, payments must be either nonincreasing or they may increase only as provided in Q&As-1 and -4 of Section 1.401(a)(9)-6 of the Income Tax Regulations. In addition, any distribution must satisfy the incidental benefit requirements specified in Q&A-2 of Section 1.401(a)(9)-6 of the Income Tax Regulations.

          (c) The distribution periods described in paragraph (a) above cannot exceed the periods specified in Section 1.401(a)(9)-6 of the Income Tax Regulations (except as otherwise provided by applicable federal tax law).

          (d) If annuity payments commence on or before the required beginning date, the first required payment can be made as late as the required beginning date and must be the payment that is required for one payment interval. The second payment need not be made until the end of the next payment interval.

     Paragraphs (a) through (d) above do not apply to inherited IRAs within the meaning of IRC Section 408(d)(3)(C).

Distributions After Owner's Death

     7. (a) If an Owner dies on or after the date when required distributions commence, the remaining portion of his or her interest in the Contract, if any, will be distributed at least as rapidly as under the Annuity Option chosen or other method of distribution being used as of the date of death.

          (b) If the Owner dies before required distributions commence, his or her entire interest in the Contract will be distributed at least as rapidly as follows:

               (1) If the designated beneficiary is someone other than the Owner's surviving spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the Owner's death, over the remaining life expectancy of the designated beneficiary, with such life expectancy initially determined using the age of the beneficiary as of his or her birthday in the year following the year of the Owner's death and reduced by one year in each subsequent year or, if elected, in accordance with paragraph (b)(3) below. If this is an inherited IRA (within the meaning of IRC Section 408(d)(3)(C)) established for the benefit of a nonspouse designated beneficiary by a direct trustee-to-trustee transfer from a retirement plan of a deceased Owner under IRC Section 402(c)(11), then, notwithstanding any election made by the deceased Owner pursuant to the preceding sentence,


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                    the nonspouse designated beneficiary may elect to have
                    distributions made under this paragraph (b)(1) if the transfer is made no later than the end of the year following the year of death.

               (2) If the Owner's sole designated beneficiary is the Owner's surviving spouse, such spouse may elect to treat the entire interest as his or her own IRA and to be treated thereafter as the Owner. If the surviving spouse does not so elect, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the Owner's death (or by the end of the calendar year in which the Owner would have attained age 70 1/2, if later), over the remaining life expectancy of the surviving spouse (as redetermined in each calendar year), or, if elected, in accordance with paragraph (b)(3) below. If the surviving spouse dies before required distributions commence to him or her, the remaining interest will be distributed, starting by the end of the calendar year following the calendar year of the spouse's death, over the spouse's remaining life expectancy determined in the year of the spouse's death and reduced by one in each subsequent year, or, if elected, will be distributed in accordance with paragraph (b)(3) below. If the surviving spouse dies after required distributions commence to him or her, any remaining interest will continue to be distributed under the Annuity Option chosen.

               (3) If there is no designated beneficiary, or if applicable by operation of paragraphs (b)(1) or (b)(2) above, the entire interest will be distributed by the end of the calendar year containing the fifth anniversary of the Owner's death (or of the spouse's death in the case of the surviving spouse's death before distributions are required to begin under paragraph (b)(2) above).

               (4) Life expectancy is determined by using the Single Life Table in Q&A-1 of Section 1.401(a)(9)-9 of the Income Tax Regulations. If distributions are being made to a surviving spouse as the sole designated beneficiary, such spouse's remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse's age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the spouse's or beneficiary's age in the year specified in paragraph (b)(1) or (2) and reduced by 1 for such subsequent year.

                    If benefits under the Contract are payable in accordance with an Annuity Option provided under the Contract, life expectancy shall not be recalculated.

          (c) Except as provided in paragraphs (d), (i), and (j), an irrevocable election of the method of distribution by a designated beneficiary who is the surviving spouse must be made no later than the earlier of the date distributions are required to begin pursuant to paragraph (b) or December 31 of the calendar year containing the fifth anniversary of the Owner's death. If no election is made, the entire interest will be distributed by December 31 of the calendar year containing the fifth anniversary of the Owner's death.

          (d) Except as provided in paragraphs (i) and (j), and notwithstanding any other paragraphs of this section 7, if the Owner dies and the sole designated beneficiary is the Owner's surviving spouse, the spouse may irrevocably elect to treat the Contract as his or her own IRA. This election will be deemed to have been made if such surviving spouse makes a rollover from the Contract or fails to take required distributions as a beneficiary.

          (e) Except as provided in paragraphs (i) and (j), an irrevocable election of the method of distribution by a designated beneficiary who is not the surviving spouse must be made no later than the end of the calendar year immediately following the calendar year in which the Owner died. If no election is made, the entire interest will be distributed by December 31 of the calendar year containing the fifth anniversary of the Owner's death.

          (f) Unless otherwise provided under applicable federal tax law, the "interest" in the Contract includes the amount of any outstanding rollover, transfer, and recharacterization under Q&As-7 and -8 of
               Section 1.408-8 of the Income Tax Regulations. Also, prior to the date that annuity payments commence on an irrevocable basis (except for acceleration), the "interest" in the Contract includes the actuarial present value of any other benefits provided under the Contract, such as guaranteed death benefits.

          (g) For purposes of paragraphs (a) and (b) above, required distributions are considered to commence on the Owner's required beginning date or, if applicable, on the date distributions are required to begin to the surviving spouse under paragraph (b)(2) above. However, if distributions start prior to the applicable date in the preceding sentence, on an irrevocable basis (except for acceleration) under an annuity contract meeting the requirements of Section 1.401(a)(9)-6 of the Income Tax Regulations, then required distributions are considered to commence on the annuity starting date.


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          (h)  If the Contract contains a section entitled "Death Benefit Before
               Annuity Commencement Date", (1) the provision entitled "Death of Annuitant" under such section is deleted; and (2) in the "Death of Owner" provision, the distribution requirements of provisions "(a)", "(d)", and "(e)" are deleted. If, after the Owner's death, the designated beneficiary dies, no additional Death Benefit is payable.

          (i) Notwithstanding the preceding paragraphs of this Section 7, if the terms of the Contract so provide, the Owner may elect the method by which distributions are to be made after his or her death, provided that any such distributions must satisfy the applicable requirements of IRC Sections 401(a)(9) and 408(b)(3) and the regulations thereunder. The method of distribution elected by the Owner shall be binding on the designated beneficiary or beneficiaries (including a spouse designated beneficiary).

          (j) Notwithstanding the preceding paragraphs of this Section 7, if the Contract is an immediate annuity contract and the Owner dies prior to the First Payment Date, that date may not be changed, and any remaining interest will be distributed under the Annuity Option chosen, as amended, if necessary, to meet the requirements of IRC Sections 401(a)(9) and 408(b)(3).

Annuity Options

     8. (a) All Annuity Options under the Contract must meet the requirements of IRC Sections 401(a)(9) and 408(b)(3). The provisions of this Endorsement reflecting the requirements of these IRC Sections override any Annuity Option that is inconsistent with such requirements.

               If guaranteed payments are to be made under the Contract, the period over which the guaranteed payments are to be made must not exceed the period permitted under Section 1.401(a)(9)-6 of the Income Tax Regulations (except as otherwise provided by applicable federal tax law).

          (b) Subject to paragraph (a), only a Life Annuity or Joint and Survivor Annuity offered under the Contract may be selected unless we consent to the use of an additional Annuity Option. Under a Joint and Survivor Annuity, the designated Co-Annuitant must be the Owner's spouse.

IRC Section 72(S)

     9.   All references in the Contract to IRC Section 72(s) are deleted.

Annual Reports

     10. We will furnish annual calendar year reports concerning the status of the Contract and such information concerning required minimum distributions as is prescribed by the Commissioner of Internal Revenue.

Amendment of this Endorsement

     11. We reserve the right to make any amendments to this Endorsement as may be necessary to comply with the applicable provisions of the IRC and regulations thereunder as in effect from time to time. Any such amendment will be subject to any necessary regulatory approvals and, where required, approval of the Owner. We will send you a copy of the amended Endorsement. We will not be responsible for any adverse tax consequences resulting from the Owner's rejection of any such amendment.

JOHN HANCOCK LIFE INSURANCE COMPANY (U.S.A.)


[/s/ Emanuel Alves]
[Secretary]

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